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                                                                  Exhibit (p)(5)

                        BANC ONE HIGH YIELD PARTNERS, LLC
                            PACHOLDER & COMPANY, LLC
                           PACHOLDER ASSOCIATES, INC.
                                 (the "Adviser")

                                 Code of Ethics
                               As of January 2004

1.   Definitions

     a.  The term Security will have the meaning set forth in Section 202 (a)
         (18) of the Investment Advisers Act of 1940 (the "Act") (see attached) but will not include securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, or open-end investment companies/mutual funds. Security includes options, futures and indices.

     b. A Security is "being considered for purchase or sale" from the time when an analyst or portfolio manager in the firm begins to review the Security with a view towards potential purchase or sale of the Security until all orders with respect to that Security shall have been filled or withdrawn.

     c. Beneficial Ownership will be determined in the same manner as beneficial ownership is determined under Section 16 of the Securities Exchange Act of 1934, but will apply to all securities and not be limited to securities registered pursuant to Section 12 of said Act (i.e., applies to securities of private companies). Please note that Beneficial Ownership includes direct or indirect ownership or pecuniary interest by a spouse or dependent child as well as an employee's or spouse's profit-sharing, 401(k), IRA or similar type of savings or retirement plan. In addition, an employee who has the authority to direct the trading of Securities in an account will be deemed to have Beneficial Ownership of the account.

     d. The Designated Compliance Person is the person designated by the Board of Directors of the Adviser having the authority and responsibilities hereinafter set forth. Until further notice, David A. Groshoff will be the Designated Compliance Person and James P. Shanahan, Jr. will be the Alternate Compliance Person. The Designated Compliance Person will obtain prior authorization for any personal Securities transactions in which he has a beneficial interest from the Alternate Compliance Person.

     e. The term Related Security with regard to any Security means a Security of the same issuer (or guarantor) which is of the same type (such as debt, common stock, or preferred stock) or convertible, exercisable or exchangeable into a Security of the same type as the subject Security.

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2.   Statement of General Principles

         The following general fiduciary principles will govern the personal investment activities of all employees. Each employee will adhere to the highest ethical standards and will:

     a. at all times, place the interests of clients before his personal interests;

     b. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility;

     c. not take any inappropriate advantage of his position with or on behalf of clients;

     d. not knowingly effect or facilitate a mutual fund trade that violates the terms of the applicable mutual fund prospectus or statement of additional information ("SAI");

     e. not knowingly effect or faciliate excessive trading of shares in a mutual fund account, as such term is defined in the applicable mutual fund's prospectus or SAI;

     f. not knowingly effect or facilitate a mutual fund transaction to engage in market timing. Market timing is an investment strategy using frequent purchases, sales, and exchanges of mutual funds in an attempt to profit from short-term market movement.

3.   Prohibited Transactions (See Exemptions in Section 5)

     a. No employee may, directly or indirectly, acquire or dispose of any Beneficial Ownership in a Security if that Security or any Related Security is being considered for purchase or sale (or recommended for purchase or sale) by the Adviser for any client portfolio or within one week before or after a purchase or sale of the Security or any Related Security by the Adviser for any client portfolio.

     b. No employee may acquire or dispose of any Beneficial Ownership, directly or indirectly, in any Security of an issuer concerning which the employee has, or has reason to believe he may have, any material non-public information.

4.   Approval of All Securities Transactions (See Exemptions in Section 5)

     a. No employee will purchase or sell any Security in which the employee has a beneficial ownership without the prior written approval of the Designated Compliance Person or an Alternate Compliance Person on the Request for Approval of Personal Securities ransactions, a copy of which is attached hereto as Exhibit C. If the Designated Compliance Person and Alternate Compliance Person are unavailable on the day on which an employee is seeking approval of a trade, William J. Morgan will act as Alternate Compliance Person. Any such approval will be valid for the date of such approval and the next trading day. Note that this two day "window" of approval to execute a trade precludes any type of order that is open until completed; orders

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         must be filled or cancelled by the end of the day on which the trading authorization expires.

     b. The Designated Compliance Person may exempt any employee or other affiliated person from the requirements of this Section 4 provided that such exempted person is not an "advisory person" as defined in Regulation 270.17j-1(c)(2). Any such exemption will be documented in a memorandum setting forth the facts relevant to such determination. Such exemption will not affect the exempted person's obligations under any other provision of this Code.

     c. If, after having received prior written approval of the Designated Compliance Person or an Alternate Compliance Person pursuant to Section 4(a) above, no transaction is completed within the two day "window," the employee is requested, but not mandated, to notify the Compliance Person in writing of the non-execution of the transaction.

     If you have any questions regarding any Securities transaction you may be contemplating, please ask the Designated Compliance Person prior to entering any order with respect to the transaction.

5. Exemptions for Section 3, (Prohibited Transactions) and Section 4, (Approval of All Securities Transactions):

     a. purchases or sales effected in any account over which the employee has no direct or indirect influence or control;

     b. purchases or sales which are non-volitional on the part of either the employee or a client portfolio;

     c.  purchases which are part of an automatic dividend reinvestment plan.

6.   Reporting Requirements

     a. Within ten (10) days after the end of each calendar quarter, each employee is required to submit a written report on the Quarterly Securities Transaction Report, a copy of which is attached hereto as Exhibit D, to the Designated Compliance Person containing the information set forth below with respect to all Securities transactions occurring during the quarter by which they acquired or disposed of any Beneficial Ownership in any Security:

         i. the date of the transaction, the title and number of shares, and the principal amount of each Security involved;

         ii. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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         iii. the price at which the transaction was effected; and

         iv. the name of the broker, dealer or bank with or through whom the transaction was effected.

         v. Any such report may contain a statement that the report will not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

         vi. Each employee also will report on the Quarterly Securities Transaction Report any brokerage accounts opened or closed during the quarter.

Note: ALL securities transactions MUST be reported, including but not limited to, purchases under automatic dividend reinvestment plans, maturities, sinking fund payments, etc. (see attached Section 202(a)(18)).

     b. Each employee must instruct all of his or her broker(s) in writing to supply duplicate confirmations on all personal Securities transactions and duplicate periodic account statements on each account in which the employee has a beneficial interest to the Designated Compliance Person.

     c. Within ten (10) days after the end of each year, each employee must provide to the Designated Compliance Person a written report on the Annual Securities Holding Report, a copy of which is attached hereto as Exhibit E, of all Securities beneficially owned by the employee as of the end of each year.

     d. Within ten (10) days after the end of each year, each employee must provide to the Designated Compliance Person a written report on the Brokerage Account Information Annual Update, a copy of which is attached hereto as Exhibit E, of all brokerage accounts in which the employee has a beneficial ownership as of the end of such year.

     e. Within ten (10) days after the end of each year, each employee must provide to the Designated Compliance Person a written report on the Brokerage Account Information Annual Update, a copy of which is attached hereto as Exhibit E, of all personal holdings (excluding those held in an employee's Pacholder Associates, Inc.-sponsored 401(k)), in any funds for which Banc One High Yield Partners, LLC serves as sub-advisor. This provision is effective, on a going forward basis, as of January 1, 2004.

     f. Upon commencement of employment, each employee must provide to the Designated Compliance Person a written report on the Brokerage Account Information (New Employees), a copy of which is attached hereto as Exhibit B, of all brokerage accounts in which the employee has a beneficial ownership and a written report on the Securities Holding Report (New Employees), a copy of which is attached hereto as Exhibit B, of all securities of which the employee is a beneficial owner.

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     g.  Upon commencement of employment, each employee must provide to the
         Designated Compliance Person a written report on the New Employee Security Holding Form, a copy of which is attached hereto as Exhibit B, of all personal holdings in any funds for which Banc One High Yield Partners, LLC serves as sub-advisor. This provision is effective, on a going forward basis, as of January 1, 2004.

7.   Designated Compliance Person

     The Designated Compliance Person will:

     a. Furnish a copy of this Code of Ethics to all employees so that they may be aware of their duties and obligations.

     b. Review all reports received pursuant to the foregoing reporting requirements and/or conduct such investigations as will reasonably be required to detect and report, with his recommendations, any violations of this Code of Ethics.

     c. Issue personally, or with the advice of counsel as may be appropriate, interpretations of the scope and effect of this Code of Ethics.

     d. Submit to the President of the Adviser quarterly or more frequently as appropriate, reports of all reported transactions which suggest the possibility of a violation and any finding or determination made in respect thereto.

     e. Review and approve or disapprove all requests for approval of securities transactions submitted by any employee. If the Designated Compliance Person is unavailable, the Alternate Compliance Person will act in his stead.

8.   Sanctions

     The President and the Designated Compliance Person will have primary responsibility for determining what sanction, if any, should be imposed on their respective officers, employees or affiliates but all such sanctions will be reported to the Board of Directors which may approve or change such sanctions as may be deemed appropriate. Sanctions may include a letter of censure as well as suspension or termination of the employment of the violator. In all cases, sanctions will include disgorgement of any profit realized as the result of a violation. Violations may be reported to client or others as appropriate.

9.   Records

     The Adviser will keep and maintain in a readily accessible place for a period of five years from the end of its last fiscal year:

     a.  a copy of this Code of Ethics and of any amendment thereto;

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     b.  a record of any violation of such Code of Ethics, and any action taken as a result thereof; and


     c. a copy of each report made by an employee during such period except that copies of such reports need only be kept in a readily accessible place for a period of two years.

10.  Gifts

     No employee will receive any gift (i.e., anything of more than de minimis value) from any person or entity that does business with or on behalf of clients that poses a potential conflict of interest.

11.  Transactions Requiring Special Consideration

     Certain transactions require special consideration in light of the potential for conflicts of interest. Such transactions include, but are not limited to, the following:

     a. Private Placements. If a Security is purchased through a private placement, the employee must notify the Designated Compliance Person of that circumstance at the time the employee seeks prior approval for the transaction as well as the placement agent and any other relevant circumstance concerning the transaction.

     b. Initial Public Offerings. If a Security is purchased through an initial public offering, the employee must notify the Designated Compliance Person of that circumstance at the time the employee seeks prior approval for the transaction as well as the underwriter or broker through whom the securities are to be purchased and any other relevant circumstance concerning the transaction.

     c. Short Term Trading. If a transaction involves short term trading (purchase and sale of a Security or a Related Security within sixty days, regardless of which came first) the employee must notify the Designated Compliance Person of that circumstance and any other relevant circumstance concerning the transaction at the time the employee seeks prior authorization for the transaction.

     d. Blackout Period - Seven Day. All employees are prohibited from buying or selling a security within at least seven (7) calendar days before and after a fund, investment portfolio, or composite account managed by Pacholder Associates, Inc., Banc One High Yield Partners, or Pacholder & Company LLC trades in the same or equivalent security.

     e. Service as a Director. If a transaction involves a Security issued by a Company of which the employee is a director, the employee must notify the Designated Compliance Person of such circumstance and any other relevant circumstance concerning the transaction at the time the employee seeks prior authorization for the transaction.

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